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                 April 11, 2022

       Jeffery LaValle
       General Counsel
       Zurn Water Solutions Corp
       511 W. Freshwater Way
       Milwaukee, Wisconsin 53204

                                                        Re: Zurn Water
Solutions Corp
                                                            Registration
Statement on Form S-4
                                                            Filed April 5, 2022
                                                            File No. 333-264125

       Dear Mr. LaValle:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Joshua Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Howard A. Kenny